Exhibit 10.5

AMENDED AND RESTATED GALAXY DIGITAL HOLDINGS LTD.
LONG TERM INCENTIVE PLAN
May 14, 2021
(as amended, August 13, 2021)
(as amended and restated, effective June 18, 2024)

PART I – GENERAL PROVISIONS
1.    PREAMBLE AND DEFINITIONS
1.1    Title.
The Plan described in this document shall be called the “Amended and Restated Galaxy Digital Holdings Ltd. Long Term Incentive Plan”.
1.2    Purpose of the Plan.
The purposes of the Plan are:
(a)    to promote a further alignment of interests between officers, employees and other eligible service providers and the shareholders of the Corporation;
(b)    to associate a portion of the compensation payable to officers, employees and other eligible service providers with the returns achieved by shareholders of the Corporation; and
(c)    to attract and retain officers, employees and other eligible service providers with the knowledge, experience and expertise required by the Corporation.
1.3    Definitions.
1.3.1    “Affiliate” means (i) with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common Control with, such specified Person, including a Subsidiary and, (ii) with respect to the Corporation, GDH LP, each of their Subsidiaries and any Affiliate thereof under clause (i) of this definition.
1.3.2    “Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable tax laws, applicable securities legislation (together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder) and Stock Exchange Rules.
1.3.3    “Base Price” means the base dollar amount used to calculate the amount, if any, payable to a Participant with respect to a Share subject to a Stand-Alone SAR upon settlement thereof, which base dollar amount shall be determined in accordance with Section 10.7.
1.3.4    “Beneficiary” means, subject to Applicable Law, an individual who has been designated by a Participant in writing as set out in Schedule B to the Plan, or in such form and manner as the Board may determine, to receive benefits payable under the Plan upon the death of the Participant, or, where no such designation is validly in effect at the time of death, the Participant’s legal representative.
1.3.5    “Blackout Period” means a period of time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any holder of a Grant.
1.3.6    “Board” means the Board of Directors of the Corporation.

1.3.7    “Cause” means, unless otherwise defined in the written offer letter, employment agreement, Grant Agreement or other written agreement between the Participant and Corporation (or any of its Affiliates), a Participant’s:
(a)    conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony;
(b)    failure to substantially perform Participant’s responsibilities for the Corporation (or any of its Affiliates) after notice and thirty (30) days to cure (other than such failure resulting from Participant’s Disability);
(c)    material breach of any of the written policies of the Corporation (or any of its Affiliates);
(d)    breach of any restrictive covenant applicable to Participant; or
(e)    gross misconduct or negligence that has or may reasonably be expected to have a material adverse effect on the reputation, business or interests of the Corporation (or any of its Affiliates).
1.3.8    “Change in Control” means the happening, in a single transaction or in a series of related transactions, of any of the following events:
(a)    any transaction (other than a transaction described in clause (b) below) pursuant to which any person or group of persons acting jointly or in concert acquires the direct or indirect beneficial ownership of securities of the Corporation representing 30% or more of the Fully Exchanged Share Capital; provided that the event described in this clause (a) will not be deemed to be a Change in Control (A) by virtue of the ownership, or acquisition, of securities of the Corporation by any person who is (or was) a holder of limited partnership units of GDH LP prior, or pursuant, to the Plan of Arrangement or (B) if the event requires the approval of the shareholders of the Corporation before it can proceed and the event is approved by the shareholders of the Corporation;
(b)    there is consummated an arrangement, amalgamation, merger, consolidation or similar transaction involving (directly or indirectly) the Corporation and, immediately after the consummation of such arrangement, amalgamation, merger, consolidation or similar transaction, the shareholders of the Corporation (on a Fully Exchanged Basis) immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or resulting entity in such amalgamation, merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the ultimate parent company that directly or indirectly has beneficial ownership of at least 95% of the combined outstanding voting power of the surviving or resulting entity in such arrangement, amalgamation merger, consolidation or similar transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Corporation immediately prior to such transaction;
(c)    the sale, lease, exchange, license or other disposition of all or substantially all of the Corporation’s assets to a person other than (A) a disposition to a Person that was an Affiliate of the Corporation at the time of such sale, lease, exchange, license or other disposition or (B) a sale, lease, exchange, license or other disposition to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are beneficially owned by shareholders of the Corporation (on a Fully Exchanged Basis) in substantially the same proportions as their beneficial ownership of the Fully Exchanged Share Capital immediately prior to such sale, lease, exchange, license or other disposition;
(d)    the approval by the shareholders of any plan of liquidation or dissolution of the Corporation; or
(e)    the replacement by way of election or appointment at any time of one-half or more of the total number of the then incumbent members of the Board within a consecutive two (2)-year period, unless such election or appointment is approved by 50% or more of the Board in office immediately preceding such election or appointment in circumstances where such election or appointment is to be made other than as a result of a dissident public proxy solicitation, whether actual or threatened.
1.3.9    “Clawback Policy” means such policy as may be adopted or modified from time to time by the Board to provide for the recoupment of equity or other compensation provided under this Plan upon the occurrence of specified events or otherwise in accordance with Applicable Law or Stock Exchange Rules.
1.3.10    “Code” or “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.
1.3.11    “Control” means:
(a)    when applied to the relationship between a Person and another Person, the beneficial ownership by that first Person, directly or indirectly, of voting securities or other interests in such second Person entitling the holder to exercise control and direction in fact over the activities of such second Person, including by way of electing a majority of the members of the board of the second Person; and
(b)    notwithstanding the foregoing, when applied to the relationship between a Person and a partnership, limited partnership or joint venture, means the contractual right to direct the affairs of the partnership, limited partnership or joint venture; and
the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that a Person who Controls a second Person will be deemed to Control a third Person which is Controlled by such second Person and so on.
1.3.12    “Corporation” means Galaxy Digital Holdings Ltd., or its successors and assigns, as applicable.
1.3.13    “Director” means a director of the Corporation from time to time.
1.3.14    “Disability” means:
(a)    subject to (b) below, a Participant’s physical or mental incapacity that prevents him/her from substantially fulfilling his or her duties and responsibilities on behalf of the

Corporation or, if applicable, an Affiliate of the Corporation as determined by the Board and, in the case of a Participant who is an employee of the Corporation or an Affiliate of the Corporation, in respect of which the Participant commences receiving, or is eligible to receive, disability benefits under the Corporation’s or Affiliate’s long-term disability plan; or
(b)    where a Participant has a written offer letter, employment agreement, Grant Agreement or other written agreement with the Corporation or an Affiliate of the Corporation, “Disability” as defined in such agreement, if applicable.
1.3.15    “Disability Date” means, in relation to a Participant, that date determined by the Board to be the date on which the Participant experienced a Disability.
1.3.16    “Deferred Share Unit” or “DSU” means a unit credited by the Corporation to an Eligible Director by way of a bookkeeping entry in the books of the Corporation, as determined by the Board, pursuant to the Plan, the value of which at any particular date shall be the Market Price at that date.
1.3.17    “Effective Date” means the date on which the Plan is approved by the shareholders of the Corporation.
1.3.18    “Eligible Director” means a Director or Manager who is not Employed, and including any non-executive Chair of the Board.
1.3.19    “Eligible Person” means an individual Employed by the Corporation or any Affiliate of the Corporation (including a Service Provider), or an Eligible Director, in each case, who is selected by the Board (or a committee thereof) to be a Participant.
1.3.20    “Employed” means, with respect to a Participant, that:
(a)    the Participant is rendering services to the Corporation or an Affiliate of the Corporation (excluding services as an Eligible Director) including as an employee, officer or a Service Provider; or
(b)    the Participant is not actively rendering services to the Corporation or an Affiliate of the Corporation due to an approved leave of absence, maternity or parental leave or leave on account of Disability (provided, in the case of a US Taxpayer, solely with respect to a Grant (or any portion thereof) that constitutes deferred compensation subject to Section 409A of the Code, that the Participant has not incurred a “separation from service”, within the meaning of Section 409A of the Code).
For greater certainty, and except as otherwise may be provided in a written offer letter, employment agreement, Grant Agreement or other written agreement between the Participant and Corporation (or any of its Affiliates), any determination of whether a Participant is Employed on a Vesting Date shall be made excluding any period of notice, pay in lieu of notice (paid by way of lump sum or salary continuance), benefits continuance or other termination- related payments or benefits to which the Participant may be entitled pursuant to the common law or otherwise, subject only to the express minimum requirements of applicable employment standards legislation.
and “Employment’ has the corresponding meaning.

1.3.21    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder.
1.3.22    “Executive Officer” means, for the Corporation, an individual who is:
(a)    a chair, vice-chair or president;
(b)    a chief executive officer or chief financial officer;
(c)    a vice-president in charge of a principal business unit, division or function of the Corporation; or
(d)    performing a policy-making function in respect of the Corporation.
1.3.23    “Exercise Price” means, (i) with respect to an Option, the price payable by a Participant to purchase one Share on exercise of such Option, which shall not be less than one hundred percent (100%) of the Market Price on the Grant Date of the Option covering such Share (except with respect to any Substitute Grant), and (ii) with respect to a Tandem SAR, the Exercise Price (as defined in paragraph (i) above) applicable to the Option to which the Tandem SAR relates, in each case subject to adjustment pursuant to Section 5.
1.3.24    “Fully Exchanged Basis” means a notional circumstance where all of the previously issued and outstanding GDH B Units have been exchanged for Shares in accordance with the terms of the GDH B Units
1.3.25    “Fully Exchanged Share Capital” means a notional number of issued and outstanding Shares calculated as if giving effect to the exchange of all issued and outstanding GDH B Units for Shares in accordance with the terms of the GDH B Unit.
1.3.26    “GDH B Units” means the Class B limited partnership units of GDH LP or, in the event of a designation contemplated by Section 5.5, such other security representing a limited partnership interest in GDH LP that is exchangeable for Shares.
1.3.27    “GDH LP” means Galaxy Digital Holdings LP, an exempted limited partnership formed under the laws of the Cayman Islands, or its successors and assigns, as applicable.
1.3.28    “Good Reason” means, unless otherwise defined in the written offer letter, employment agreement, Grant Agreement or other written agreement between the Participant and Corporation (or any of its Affiliates), without the Participant’s consent: (1) a material reduction in a Participant’s base salary or annual target bonus opportunity, provided however, that Good Reason shall not be deemed to have occurred in the event of a reduction in base salary or annual target bonus opportunity that is pursuant to a salary reduction program affecting substantially all of the similarly situated employees of the Corporation or its Affiliates and that does not adversely affect the Participant to a greater extent than other similarly situated employees; (2) a material diminution in a Participant’s title, duties or responsibilities; or (3) a relocation of a Participant’s location of Employment to more than 35 miles from a Participant’s principal place of Employment; provided that any such event will not constitute Good Reason unless (x) the Participant provides the Corporation with written notice of the event giving rise to Good Reason within 30 days following the occurrence of such event, (y) the Corporation (or applicable Affiliate) fails to cure such event (if curable) within 30 days after receipt of such notice and (z) the Participant terminates his or her Employment within 90 days following the occurrence of such event.
1.3.29    “Grant” means a grant or right granted under the Plan consisting of one or more Options, Stock Appreciation Rights, RSUs, PSUs or DSUs, shares of Restricted Stock or such other award as may be permitted hereunder.
1.3.30    “Grant Agreement” means an agreement issued by the Corporation, or otherwise evidencing a Grant and setting out the terms under which such Grant is made, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan.
1.3.31    “Grant Date” means the effective date of a Grant.
1.3.32    “Incentive Stock Option” means any Option granted under the Plan which is designated in the Grant Agreement (at the time it is granted) as an incentive stock option within the meaning of Section 422 of the Code or any successor thereto and which also satisfies the requirements of such section (including, without limitation, the requirement that the Participant is employed by the Corporation or a “parent corporation” or “subsidiary corporation” of the Corporation (as such terms are defined in Section 424 of the Code)).
1.3.33    “Insider” means an insider of the Corporation as defined in the rules of the Toronto Stock Exchange Company Manual for the purpose of security based compensation arrangements.
1.3.34    “Manager” means a manager of the Board of Managers of the general partner of GDH LP from time to time.
1.3.35    “Market Price” means, with respect to any particular date:
(a)    if the Shares are listed on only one Stock Exchange, the closing price per Share on such Stock Exchange on the immediately preceding Trading Day;
(b)    if the Shares are listed on more than one Stock Exchange, the Market Price as determined in accordance with paragraph (a) above for the primary Stock Exchange on which the greatest volume of trading of the Shares occurred during the immediately preceding Trading Day; and
(c)    if the Shares are not listed for trading on a Stock Exchange, a price which is determined by the Board in good faith to be the fair market value of the Shares.
The Corporation may convert a Market Price denominated in United States currency to Canadian currency, or vice-versa, at the Bank of Canada daily exchange rate on the day prior to the particular day, and the converted amount shall be the Market Price.
1.3.36    “Non-Qualified Option” means any Option granted under the Plan to a US Taxpayer that is not an Incentive Stock Option.
1.3.37    “Option” means an option to purchase a Share granted by the Board to an Eligible Person in accordance with Section 3 and Section 9.1.
1.3.38    “Participant” means an Eligible Person to whom a Grant is made and which Grant or a portion thereof remains outstanding.

1.3.39    “Performance Conditions” means such financial, personal, operational or transaction-based performance criteria as may be determined by the Board in respect of a Grant to any Participant or Participants and set out in a Grant Agreement. Performance Conditions may apply to the Corporation, an Affiliate of the Corporation, the Corporation and its Affiliates as a whole, a business unit of the Corporation or group comprised of the Corporation and some Affiliates of the Corporation or a group of Affiliates of the Corporation, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified performance period. on an absolute basis or relative to a pre-established target or milestone, to previous years’ results or to a designated comparator group, or otherwise, and may incorporate multipliers or adjustments based on the achievement of any such performance criteria.
1.3.40    “Performance Share Unit” or “PSU” means a right granted to an Eligible Person in accordance with Sections 3.1(c) and (d) and Section 13.1 to receive a Share or the Market Price, as determined by the Board, that generally becomes Vested, if at all, subject to the attainment of certain Performance Conditions and satisfaction of such other conditions to Vesting, if any, as may be determined by the Board.
1.3.41    “Person” or “person” means an individual, corporation, company, cooperative, sole proprietorship, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, trust, trustee, executor, administrator, legal personal representative, estate, unincorporated association, organization or syndicate, entity with juridical personality or governmental authority or body, or other entity, whether or not having legal status, however designated or constituted, and pronouns which refer to a Person shall have a similarly extended meaning.
1.3.42    “Plan” means this Amended and Restated Galaxy Digital Holdings Ltd. Long Term Incentive Plan, including any schedules or appendices hereto, as may be amended from time to time.
1.3.43    “Plan of Arrangement” means the plan of arrangement, and any amendments or variations thereto made in accordance with the arrangement agreement dated as of February 14, 2018, entered into among the Corporation, First Coin Capital Corp., Galaxy Digital LP and Galaxy Digital GP LLC.
1.3.44    “Restricted Share Unit” or “RSU” means a right granted to an Eligible Person in accordance with Section 3.1(c) and (d) and Section 13.1 to receive a Share or the Market Price, as determined by the Board, that generally becomes Vested, if at all, following a period of continuous Employment of the Participant.
1.3.45    “Restricted Stock” means Shares granted to a Participant that are subject to a Restriction (as defined in Section 17).
1.3.46    “Security Based Compensation Arrangement” means an option, option plan, security based appreciation right, employee unit purchase plan, restricted, performance or deferred unit plan, long-term incentive plan or any other compensation or incentive mechanism, in each case, involving the issuance or potential issuance of Shares to one or more directors or officers of the Corporation or an Affiliate of the Corporation, current or past full-time or part-time employees of the Corporation or an Affiliate of the Corporation, Insiders or Consultants of the Corporation or any Affiliate of the Corporation including: (a) a Share purchased from treasury by one or more officers or directors of the

Corporation or any Affiliate of the Corporation, current or past full-time or part-time employees of the Corporation or an Affiliate of the Corporation, Insiders or Consultants of the Corporation or an Affiliate of the Corporation which is financially assisted by the Corporation or an Affiliate of the Corporation by way of a loan, guarantee or otherwise or (b) a security based compensation arrangement as defined in the TSX Company Manual or any similar Stock Exchange Rule, but a Security Based Compensation Arrangement does not include an arrangement that does not involve the issuance from treasury or potential issuance from treasury of Shares or other equity securities of the Corporation; provided that “Security Based Compensation Arrangement” will not include the GDH B Units.
1.3.47    “Service Provider” means a person or company, other than an employee or officer of the Corporation or an Affiliate of the Corporation, that:
(a)    is engaged to provide, on a bona fide basis, for an initial, renewable or extended period of twelve (12) months or more, services to the Corporation or an Affiliate of the Corporation, other than services provided in relation to a distribution of securities;
(b)    provides the services under a written contract between the Corporation or an Affiliate of the Corporation and the person or company; and
(c)    in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate of the Corporation;
and includes
(d)    for an individual Service Provider, a corporation of which the individual Service Provider is an employee or shareholder, and a partnership of which the individual Service Provider is an employee or partner; and
(e)    for a Service Provider that is not an individual, an employee, executive officer, or director of the Service Provider, provided that the individual employee, executive officer, or director spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate of the Corporation.
1.3.48    “Share” means an ordinary share of the Corporation or, in the event of an adjustment contemplated by Section 5.1 or a designation contemplated by Section 5.5, such other security to which a Participant may be entitled upon the exercise or settlement of a Grant as a result of such adjustment or designation.
1.3.49    “Share Unit” means either an RSU or a PSU, as the context requires.
1.3.50    “Stand-Alone SAR” means a Stock Appreciation Right that is granted without reference to any related Option.
1.3.51    “Stock Appreciation Right” or “SAR” means a right, granted to an Eligible Person, representing the right to receive payment, in cash, Shares or any combination thereof, as determined by the Board, equal to the excess of the Market Price over the Base Price or Exercise Price, whichever is applicable, on the terms and conditions and calculated in accordance with the provisions of Section 10.

1.3.52    “Stock Exchange” means the Toronto Stock Exchange and such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.
1.3.53    “Stock Exchange Rules” means the applicable rules of any Stock Exchange upon which Shares of the Corporation are listed.
1.3.54    “Subsidiary” means, in respect of a Person, another Person that is Controlled directly or indirectly by such Person and includes a Subsidiary of that Subsidiary.
1.3.55    “Substitute Grant” means a Grant made in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Corporation or with which the Corporation combines; provided, however, that in no event shall the term “Substitute Grant” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.
1.3.56    “Tandem SAR” means a Stock Appreciation Right attached to an Option, giving the holder, upon Vesting of the Option and Tandem SAR, the right to choose to exercise the Stock Appreciation Right or to exercise the Option.
1.3.57    “Ten Percent Shareholder” means a US Taxpayer who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any subsidiary of the Corporation, as applicable (determined in accordance with Section 422 of the Code).
1.3.58    “Termination” means (i) the termination of a Participant’s Employment or term of office or service with the Corporation or an Affiliate of the Corporation (other than in connection with the Participant’s transfer to Employment, office or service with the Corporation or another Affiliate), as the case may be, which shall occur on the earlier of (X) the date on which the Participant ceases to render services to the Corporation or Affiliate, as applicable, and (Y) the date on which the Corporation or an Affiliate, as applicable, specifies in the notice of the termination of the Participant’s Employment or term of office or service with the Corporation or an Affiliate, whether such termination is lawful or otherwise, and except as otherwise may be provided in a written offer letter, employment agreement, Grant Agreement or other written agreement between the Participant and Corporation (or any of its Affiliates), excluding any period of notice or pay in lieu of notice (paid by way of lump sum or salary continuance), benefits continuance or other termination-related payments or benefits to which the Participant may be entitled pursuant to the common law or otherwise (except as expressly required by applicable employment standards legislation), but, for greater certainty, a Participant’s absence from active work during a period of vacation, temporary illness, authorized leave of absence, maternity or parental leave or leave on account of Disability shall not be considered to be a “Termination” and (ii) and in the case of a Participant who does not return to active Employment, service or office with the Corporation or an Affiliate of the Corporation immediately following a period of absence due to vacation, temporary illness, authorized leave of absence, maternity or parental leave or leave on account of Disability, such cessation shall be deemed to occur on the last day of such period of absence, provided, in each case, that, in the case of a US Taxpayer, solely with respect to a Grant (or any portion thereof) that constitutes deferred compensation subject to Section 409A of the Code, the

Termination constitutes a “separation from service”, within the meaning of Section 409A of the Code, and provided further, in each case, that, in the case of termination of Employment, office or service by voluntary resignation by the Participant, such date will not be earlier than the date notice of resignation was given and “Terminated” and “Terminates” shall be construed accordingly.
1.3.59    “Time Vesting” means any conditions relating to the passage of time or continued service with the Corporation or an Affiliate of the Corporation for a period of time in respect of a Grant, as may be determined by the Board.
1.3.60    “Trading Day” means a day on which the Stock Exchange is open for trading and on which the Shares actually traded.
1.3.61    “Underwater” means that the Market Price of the Shares covered by an Option, Stand-Alone SAR or similar award is equal to or less than the Exercise Price or Base Price of the award.
1.3.62    “US Taxpayer” means an individual who is subject to tax under the Code in respect of any Grants, amounts payable or Shares deliverable under this Plan.
1.3.63    “Vested” means, with respect to any Option, SAR, Share Unit, share of Restricted Stock, DSU or other award included in a Grant, that the applicable conditions with respect to Time Vesting, achievement of Performance Conditions, Restrictions (as defined in Section 17) and/or any other conditions established by the Board have been satisfied or, to the extent permitted under the Plan, waived, whether or not the Participant’s rights with respect to such Grant may be conditioned upon prior or subsequent compliance with any restrictive covenants (and any applicable derivative term shall be construed accordingly).
1.3.64    “Vesting Date” means the date on which the applicable Time Vesting, Performance Conditions and/or any other conditions for an Option, SAR, Share Unit, share of Restricted Stock, DSU or other award included in a Grant becoming Vested are met, deemed to have been met or waived as contemplated in the definition of “Vested”.
2.    CONSTRUCTION AND INTERPRETATION
2.1    Gender, Singular, Plural.
In the Plan, references to one gender include all genders; and references to the singular shall include the plural and vice versa, as the context shall require.
2.2    Severability.
If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.
2.3    Headings, Sections and Parts.
Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable. The Plan is divided into four Parts. Part I contains provisions of general application to all Grants; Part II applies specifically to Options and SARs; Part III applies specifically to Share Units (excluding, for greater certainty, DSUs); Part IV applies specifically to Restricted Stock and other Share-based awards; and Part V applies specifically to DSUs.
3.    ADMINISTRATION
3.1    Administration by the Board.
The Plan shall be administered by the Board, or a delegee thereof, in accordance with its terms and subject to Applicable Law. Subject to and consistent with the terms of the Plan, in addition to any authority of the Board specified under any other terms of the Plan, the Board shall have full and complete discretionary authority to:
(a)    interpret the Plan and Grant Agreements;
(b)    prescribe, amend and rescind such rules and regulations and make all determinations necessary or desirable for the administration and interpretation of the Plan and instruments of grant evidencing Grants and to correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Grant;
(c)    determine those Eligible Persons who may receive Grants as Participants, grant one or more Grants to such Participants and approve or authorize the applicable form and terms of the related Grant Agreement; provided that only holders of equity awards granted by a company or other business that was acquired by the Corporation or with which the Corporation combines are eligible to receive Substitute Grants; provided, further, that such Substitute Grants may be made only to the extent permitted under the applicable Stock Exchange Rules.
(d)    determine the terms and conditions of Grants (including Substitute Grants) granted to any Participant, which need not be identical, including, without limitation, as applicable (i) Grant Value (if applicable) and the number of Shares subject to a Grant, (ii) the Exercise Price or Base Price for Shares subject to a Grant, (iii) the conditions to the Vesting of a Grant or any portion thereof, including, as applicable, any Performance Conditions, the period for achievement of any applicable Performance Conditions as a condition to Vesting, and conditions pertaining to compliance with restrictive covenants, and the conditions, if any, upon which Vesting of any Grant or any portion thereof will be waived or accelerated without any further action by the Board, (iv) the circumstances upon which a Grant or any portion thereof shall expire or be forfeited or cancelled, including in connection with the breach by a Participant of any restrictive covenant, (v) the consequences of a Termination with respect to a Grant, (vi) the manner of exercise or settlement of the Vested portion of a Grant, (vii) whether, and the terms upon which, a Grant may be settled in cash, newly issued Shares, other Grants, other property or a combination thereof, and (viii) whether, and the terms upon which, any Shares delivered upon exercise or settlement of a Grant must be held by a Participant for any specified period of time;
(e)    determine whether, and the extent to which, any Performance Conditions or other conditions applicable to the Vesting of a Grant have been satisfied or shall be waived or modified;

(f)    make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence or Disability of any Participant. Without limiting the generality of the foregoing, the Board shall be entitled to determine:
(i)    whether or not any such leave of absence shall constitute a Termination within the meaning of the Plan;
(ii)    the impact, if any, of any such leave of absence on Grants issued under the Plan made to any Participant who takes such leave of absence (including, without limitation, whether or not such leave of absence shall cause any Grants to expire and the impact upon the time or times such Grants shall be exercisable);
(g)    amend the terms of any Grant Agreement or other documents evidencing Grants;
(h)    determine whether, and the extent to which, adjustments shall be made pursuant to Section 5 and the terms of such adjustments; and
(i)    make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan and due compliance with Applicable Law, stock market or exchange rules and regulations or accounting or tax rules and regulations.
3.2    All determinations, interpretations, rules, regulations, or other acts of the Board respecting the Plan or any Grant shall be made in its sole discretion and shall be conclusively binding upon all persons.
3.3    The Board may, in its discretion, subject to Applicable Law and in consideration of Section 16 of the Exchange Act (if and when applicable), delegate its powers, rights and duties under the Plan, in whole or in part, to a committee of the Board, a person or persons, as it may determine, from time to time, on terms and conditions as it may determine, except that the Board shall not, and shall not be permitted to delegate any such powers, rights or duties (i) with respect to the grant, amendment, administration or settlement of any Grant to the extent delegation is not consistent with Applicable Law and any such purported delegation or action shall not be given effect, and (ii) provided that the composition of the committee of the Board, person or persons, as the case may be, shall comply with Applicable Law. In addition, provided it complies with the foregoing, the Board may appoint or engage a trustee, custodian or administrator to administer or implement the Plan or any aspect of it.
3.4    Eligible Directors are not eligible for Grants under this Plan except pursuant to Part V. For greater certainty, any Grants granted pursuant to the Plan prior to the Participant becoming an Eligible Director shall be unaffected by this Section 3.4.
3.5    Notwithstanding anything set forth herein, Holders who have a Substitute Grant of options and other types of awards granted by a company or other business that is acquired by the Corporation or with which the Corporation combines are eligible for Grants under the Plan to the extent permitted under the applicable Stock Exchange Rules.
4.    SHARE RESERVE
4.1    Subject to any adjustment pursuant to Section 5.1, the aggregate number of Shares that may be issued pursuant to Grants made under the Plan, together with all other Security Based Compensation Arrangements of the Corporation shall be 48,290,478 Shares. Notwithstanding the foregoing: (a) Substitute Grants and shares issuable under a shareholder approved plan of a company or other entity which was a party to a corporate transaction with the Corporation (as appropriately adjusted to reflect such corporate transaction), including for greater certainty, security based compensation assumed in the context of an acquisition pursuant to subsection 611(f) of the TSX Company Manual or any similar Stock Exchange Rule and (b) inducement arrangements pursuant to subsection 613(c) of the TSX Company Manual or any similar Stock Exchange Rule (in each case, subject to applicable Stock Exchange Rules) shall not reduce the number of Shares reserved under the first sentence of this Section 4.1.
4.2    For purposes of computing the total number of Shares available for grant under the Plan or any other Security Based Compensation Arrangement of the Corporation, Shares subject to any Grant (or any portion thereof) that are forfeited, surrendered, cancelled or otherwise terminated, including if a number of Shares covered by an Option have not been issued due to the exercise of a Tandem SAR connected with such Option, prior to the issuance of such Shares shall again be available for grant under the Plan. In addition, following the exercise, settlement or redemption of any Grant under the Plan, a number of Shares underlying Grants so exercised, settled or redeemed will immediately and automatically become available for issuance in respect of Grants that may be subsequently granted under this Plan. The Plan is an evergreen plan for the purposes of the TSX Company Manual.
5.    ALTERATION OF CAPITAL AND CHANGE IN CONTROL
5.1    Notwithstanding any other provision of the Plan, and subject to Applicable Law, in the event of any change in the Shares by reason of any dividend (other than dividends in the ordinary course), split, recapitalization, reclassification, amalgamation, arrangement, merger, consolidation, combination or exchange of Shares or distribution of rights to holders of Shares or any other relevant changes to the authorized or issued capital of the Corporation, if the Board shall determine that an adjustment should be made to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, such adjustment shall be made by the Board to (i) the number of Shares subject to the Plan; (ii) the securities into which the Shares are changed or are convertible or exchangeable; (iii) any Options and/or Stock Appreciation Rights then outstanding; (iv) the Exercise Price and/or Base Price, as appropriate in respect of such Options and/or Stock Appreciation Rights; and/or (v) with respect to the number of Share Units or DSUs outstanding under the Plan, and any such adjustment shall be conclusive and binding for all purposes of the Plan.
5.2    No adjustment provided for pursuant to Section 5.1 shall require the Corporation to issue fractional Shares or consideration in lieu thereof in satisfaction of its obligations under the Plan. Any fractional interest in a Share that would, except for the provisions of this Section 5.2, be deliverable upon the exercise of any Grant shall, subject to Section 7.12, be cancelled and not deliverable by the Corporation.
5.3    In the event of a Change in Control prior to the Vesting of a Grant, and subject to the terms of a Participant’s written offer letter, employment agreement or contract for services with the Corporation or an Affiliate of the Corporation and the applicable Grant Agreement, the Board shall have full authority to determine in its sole discretion the effect, if any, of a Change in Control on the Vesting, exercisability, settlement, payment or lapse of restrictions applicable to a Grant, which effect may be specified in the applicable Grant Agreement or determined at a subsequent time; provided that (except for contractual rights in existence as of the Effective Date), any acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of, Performance Conditions with respect to, a Grant in connection with a Change in Control may occur only if (i) the Change in Control occurs and (ii) either (A) the

Participant experiences a qualifying Termination (as set forth in Section 5.4 or in Section 21.4(c) or, if applicable, the Grant Agreement) (i.e., “double-trigger”) or (B) the acquirer does not agree to the assumption, substitution, replacement or continuation of outstanding Grants. Subject to Applicable Law, rules and regulations and the proviso in the prior sentence, the Board shall, at any time prior to, coincident with or after the effective time of a Change in Control, take such actions as it may consider appropriate, including, without limitation: (i) provide for the acceleration of any Vesting or exercisability of a Grant; (ii) provide for the deemed attainment of Performance Conditions relating to a Grant; (iii) provide for the lapse of restrictions relating to a Grant; (iv) provide for the assumption, substitution, replacement or continuation of any Grant by a successor or surviving corporation (or a parent or subsidiary thereof) with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or subsidiary thereof); (v) provide that that a Grant shall terminate or expire unless exercised or settled in full on or before a date fixed by the Board; or (vi) terminate or cancel any outstanding Grant in exchange for a cash payment (provided that, if as of the date of the Change in Control, the Board determines that no amount would have been realized upon the exercise or settlement of the Grant, then the Grant may be cancelled by the Corporation without payment of consideration).
5.4    If, in connection with a Change in Control, any Grants remain outstanding or are substituted, converted or exchanged as permitted by Section 5.3, then, except as otherwise set forth in the applicable Grant Agreement, upon a Participant experiencing a Termination without Cause or for Good Reason within two years following such Change in Control, any such Grants (or substituted, converted or exchanged award, if applicable) granted to such Participant that are outstanding as of such Termination date will Vest in full.
5.5    In the event the Corporation or GDH LP completes a recapitalization, reclassification, amalgamation, arrangement, merger, consolidation, redomicile, combination or exchange of Shares or GDH B Units or other similar transaction, provided such transaction is not a Change in Control, the Board may designate the entities resulting from such transaction, or any 100% owner thereof, as successors and assigns of the Corporation and GDH LP, as applicable, for the purposes of this Plan and, for greater certainty, the Plan shall be assumed by the successor and assign of the Corporation in accordance with Section 7.10.
6.    CLAWBACK AND TERMINATION
6.1    Clawback.
It is a condition of each Grant to a Participant that is a current or former Executive Officer that the Grant is subject to the Clawback Policy, and that in accordance with the terms thereof, in addition to any other rights that the Corporation or an Affiliate of the Corporation may have at law or under any agreement, the Corporation or an Affiliate of the Corporation may take such actions as are permitted or required by the Clawback Policy.
6.2    Termination.
6.2.1    Subject to the terms of a Participant’s written offer letter, employment agreement or contract for services with the Corporation or an Affiliate, if applicable, and any modifications contained in the relevant Grant Agreement, in the event a Participant experiences a Termination:
(a)    as a result of the Participant’s death or Disability, then, as of the date of Termination, any outstanding, non-Vested Options, Stock Appreciation Rights, Share Units or Restricted Stock granted to such Participant will immediately Vest, all Vested Share Units granted to such Participant shall be settled and all outstanding Vested Options and Stock Appreciation Rights granted to such Participant shall be immediately and automatically exercised (unless such Options or Stock Appreciation Rights are Underwater) or forfeited;
(b)    as a result of the Participant’s Termination for Cause, then, as of the date of Termination, all outstanding Options, Stock Appreciation Rights, Share Units and Restricted Stock granted to such Participant, whether Vested or non-Vested, will be forfeited and be of no further force or effect whatsoever and such Participant will no longer be eligible for a Grant of Options, Stock Appreciation Rights, Share Units or Restricted Stock;
(c)    as a result of the Participant’s resignation without Good Reason, then, as of the date of Termination, all outstanding, non-Vested Options, Stock Appreciation Rights, Share Units and Restricted Stock granted to such Participant will be forfeited and be of no further force or effect whatsoever, all Vested Share Rights granted to such Participant shall be settled, and all outstanding Vested Options and Stock Appreciation Rights granted to such Participant shall, subject to the immediately following proviso, be immediately and automatically exercised (unless such Options or Stock Appreciation Rights are Underwater) or forfeited and be of no further force or effect whatsoever; provided that, if permitted under Applicable Law, the Participant will have until the earlier of 90 days and the remaining term of the Vested Options or Stock Appreciation Rights granted to such Participant to exercise, at which date they will be immediately and automatically exercised (unless such Options or Stock Appreciation Rights are Underwater) or forfeited and be of no further force or effect whatsoever; and
(d)    as a result of the Participant’s Termination without Cause or the Participant’s resignation for Good Reason, then, as of the date of Termination, (1) all outstanding Vested Share Rights granted to such Participant shall be settled, and all outstanding Vested Options and Stock Appreciation Rights granted to such Participant shall, subject to the immediately following proviso, be immediately and automatically exercised or forfeited and be of no further force or effect whatsoever; provided that, if permitted under Applicable Law, the Participant will have until the earlier of 90 days and the remaining term of the Vested Options or Stock Appreciation Rights granted to such Participant to exercise, at which date they will be immediately and automatically exercised or forfeited and be of no further force or effect whatsoever, (2) subject to the Participant’s satisfaction of the Release Condition (as defined below), the tranche of Options, Stock Appreciation Rights, Share Units and Restricted Stock granted to that Participant that is scheduled to Vest on the next Vesting Date will Vest; provided that such next Vesting Date is within 6-months of the Participant’s Termination and, all Vested Share Units granted to such Participant shall be settled, and all outstanding Vested Options and Stock Appreciation Rights granted to such Participant shall, subject to the immediately following proviso, be immediately and automatically exercised (unless such Options or Stock Appreciation Rights are Underwater) or forfeited and be of no further force or effect whatsoever; provided that, if permitted under Applicable Law, the Participant will have until the earlier of 90 days and the remaining term of the Vested Options or Stock Appreciation Rights granted to such Participant to exercise, at which date they will be immediately and automatically exercised (unless such Options or Stock Appreciation Rights are Underwater) or forfeited and be of no further force or effect whatsoever, and (3) all otherwise non-Vested Options, Stock Appreciation Rights, Share Units and Restricted Stock granted to such Participant will be forfeited and be of no further force or effect whatsoever.
6.2.2    Notwithstanding any other provisions of this Section 6.2, the Board may extend the forfeit date of Vested and non-Vested Options, Stock Appreciation Rights, Share Units or Restricted Stock of a Participant beyond the forfeit dates set out in this Section 6.2; provided that such extended dates are not later than the initial assigned maximum expiry date of any such Options, Stock Appreciation Rights, Share Units or Restricted Stock.
6.2.3    Notwithstanding any other provisions of a Participant’s Grant Agreement, employment agreement, offer letter or contract for services, any Options, Stock Appreciation Rights, Share Units or Restricted Stock granted to a Participant that has not been forfeited, cancelled or expired on the last day of the twelfth month following the Participant ceasing to be in that role will automatically be forfeited.
6.2.4    For greater certainty, Grants of DSUs shall not be subject to Section 6.2.1.
6.2.5    The Corporation’s obligation to provide the Vesting acceleration under Section 6.2.1(d)(2) shall be subject to the Participant’s (i) timely execution, return, and, to the extent applicable, non-revocation of a separation and release of claims agreement (in a form provided to the Participant by the Corporation or one of its Affiliates) (the “Separation and Release Agreement”) within fifty-five (55) days following the Participant’s Termination or such shorter period provided in the Separation and Release Agreement for the execution, return, and, if applicable, revocation of the Separation and Release Agreement (the “Release Execution Period”). The requirement to timely execute, return, and, to the extent applicable, not revoke the Separation and Release Agreement within the Release Execution Period is referred to in this Agreement as the “Release Condition.”
7.    MISCELLANEOUS
7.1    Compliance with Laws and Policies.
The Corporation’s obligation to make any payments or deliver (or cause to be delivered) any Shares hereunder is subject to compliance with Applicable Law. Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Participant in connection with the Plan including, without limitation, furnishing to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law.
7.2    Withholdings.
So as to ensure that the Corporation or an Affiliate of the Corporation, as applicable, will be able to comply with the applicable obligations under any federal, provincial, state or local law relating to the withholding of tax or other required deductions, the Corporation or the Affiliate of the Corporation shall withhold or cause to be withheld from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary to permit the Corporation or an Affiliate of the Corporation, as applicable, to so comply. The Corporation and any Affiliate of the Corporation may also satisfy any liability for any such withholding obligations, on such terms and conditions as the Corporation may determine in its sole discretion, by (a) selling on such Participant’s behalf, or requiring such Participant to sell, any Shares, and retaining any amount payable which would otherwise be provided or paid to such Participant in connection with any such sale, or (b) requiring, as a condition to the delivery of Shares hereunder, that such Participant make such arrangements as the Corporation may require so that the Corporation and its Affiliates can satisfy such withholding obligations, including (i) requiring such Participant to remit an amount to the Corporation or an Affiliate of the Corporation in advance, or reimburse the Corporation or any Affiliate of the Corporation for, any such withholding obligations or (ii) having the Corporation withhold otherwise deliverable cash or otherwise issuable Shares (calculated in accordance with the provisions of the Plan), subject to Applicable Law. Notwithstanding the foregoing, the Board may provide for other methods of withholding in any Grant Agreement or as otherwise determined by the Board.
7.3    No Right to Continued Employment.
Nothing in the Plan or in any Grant Agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ or service of the Corporation or any Affiliate of the Corporation, to be entitled to any remuneration or benefits not set forth in the Plan or a Grant Agreement or to interfere with or limit in any way the right of the Corporation or any Affiliate of the Corporation to terminate Participant’s Employment or service arrangement with the Corporation or any Affiliate of the Corporation.
7.4    No Additional Rights.
Neither the designation of an individual as a Participant nor the Grant of any Options, SARs, Share Units, Restricted Stock, DSUs or other award to any Participant entitles any person to the Grant, or any additional Grant, as the case may be, of any Options, SARs, Share Units, Restricted Stock, DSUs or other award under the Plan. For greater certainty, the Board’s decision to approve a Grant in any period shall not require the Board to approve a Grant to any Participant in any other period; nor shall the Board’s decision with respect to the size or terms and conditions of a Grant in any period require it to approve a Grant of the same or similar size or with the same or similar terms and conditions to any Participant in any other period. The Board shall not be precluded from approving a Grant to any Participant solely because such Participant may have previously received a Grant under this Plan or any other similar compensation arrangement of the Corporation or an Affiliate. No Eligible Person has any claim or right to receive a Grant except as may be provided in a written employment or services agreement between an Eligible Person and the Corporation or an Affiliate of the Corporation.
7.5    Amendment, Termination.
Except to the extent prohibited by Applicable Law, the Plan and any Grant made pursuant to the Plan may be amended, modified or terminated by the Board without approval of shareholders, provided that (i) no amendment to the Plan or Grants made pursuant to the Plan may be made without the consent of a Participant if it adversely alters or impairs the rights of the Participant in respect of any Grant previously granted to such Participant under the Plan, except that Participant consent shall not be required where the amendment is required for purposes of compliance with Applicable Law and (ii) no such amendment shall be made without shareholder approval if such shareholder approval is required by Applicable Law or the rules of the Stock Exchange, if any, on which the Shares are principally quoted or traded. For greater certainty, the Plan may not be amended without shareholder approval in accordance with the requirements of the Stock Exchange to do any of the following:
(a)    increase in the maximum number of Shares issuable pursuant to the Plan and as set out in Section 4.1 and Section 21.4;
(b)    except as provided in Section 5, the Board may not, without shareholder approval, seek to effect any re-pricing of any previously granted Underwater Option, Stand-Alone SAR or similar award by: (i) amending or modifying the terms of the Option, Stand-Alone SAR or similar award to lower the Exercise Price or Base Price; (ii) cancelling the Underwater Option, Stand-Alone SAR or similar award and granting either (A) replacement Options, Stand-Alone SARs or similar awards having a lower Exercise Price or Base Price or (B) Restricted Shares, RSUs or other Share-based awards in exchange; or (iii) cancelling or repurchasing Underwater Options, Stand-Alone SARs or similar awards for cash or other securities.
(c)    amend the maximum term of the Options to a date more than ten (10) years from the Grant Date;
(d)    extend the maximum term of any Grant made under the Plan for Insiders, except pursuant to Section 9.7 or Section 10.11;
(e)    amend the assignment provisions contained in Section 7.10;
(f)    amend the transferability provisions contained in Section 7.11;
(g)    amend the limitations on the eligibility of Eligible Directors with respect to Grants as set forth in Section 3.4 and Part V, including, without limitation, the Annual Director Limit (as defined below); or
(h)    amend this Section 7.5 to amend or delete any of (a) through (g) or grant additional powers to the Board to amend the Plan or entitlements without shareholder approval.
For greater certainty and without limiting the foregoing, shareholder approval shall not be required for the following amendments and the Board may make the following changes without shareholder approval, subject to any regulatory approvals, including, where required, the approval of any Stock Exchange:
(i)    amendments of a “housekeeping” nature;
(j)    a change to the Vesting provisions of any Grants; or
(k)    a change to the termination provisions of any Grant that does not entail an extension beyond the original term of the Grant.
Notwithstanding anything to the contrary in the Plan, the Board may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.
7.6    Currency.
Except where the context otherwise requires, all references in the Plan to currency refer to lawful Canadian currency. Any amounts determined under this Plan that are denominated in a currency other than Canadian dollars may be converted to Canadian dollars, or vice versa, at the applicable Bank of Canada daily exchange rate on the day prior to the date as of which the amount is required to be determined. Any cash amounts payable under the Plan may be paid in Canadian dollars or United States dollars as determined by the Board in its sole discretion.
7.7    Administration Costs.
The Corporation will be responsible for all costs relating to the administration of the Plan. The Participant will be responsible for all costs relating to the equity plan administrator that are assigned to the Participant including, but not limited to deposit fees, wire fees and currency fees.
7.8    Designation of Beneficiary.
Subject to the requirements of Applicable Law and approval by the Board, in its sole and absolute discretion, a Participant may designate a Beneficiary, in writing as set out in Schedule B to the Plan, to receive any benefits that are provided under the Plan upon the death of such Participant.
7.9    Governing Law.
The Plan and any Grants pursuant to the Plan shall be governed by and construed in accordance with the laws of the state of Delaware and applicable federal laws of the United States including the Code. The Board may provide that any dispute to any Grant shall be presented and determined in such forum as the Board may specify, including through binding arbitration. Any reference in the Plan, in any Grant Agreement issued pursuant to the Plan or in any other agreement or document relating to the Plan to a provision of law or rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability. To the extent applicable, with respect to Participants who are US Taxpayers, this Plan shall be interpreted in accordance with the requirements of Section 409A of the Code and the regulations, notices, and other guidance of general applicability issued thereunder.
7.10    Assignment.
The Plan shall inure to the benefit of and be binding upon the Corporation, its successors and assigns.
7.11    Transferability.
Unless otherwise provided in the Plan or in the applicable Grant Agreement, no Grant, and no rights or interests therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Participant other than by testamentary disposition by the Participant or the laws of intestate succession. No such interest shall be subject to execution, attachment or similar legal process including without limitation seizure for the payment of the Participant’s debts, judgments, alimony or separate maintenance. For greater certainty, during the lifetime of a Participant, Options Granted to such Participant shall only be exercisable by such Participant.
7.12    No Fractional Shares. Except as otherwise set forth in Section 21, no fractional Shares, Share Units or DSUs shall be issued or delivered pursuant to the Plan. The Board shall determine whether cash, additional Grants or other securities or property shall be issued or paid in lieu of fractional Shares, Share Units or DSUs or whether any fractional Shares, Share Units or DSUs should be rounded, forfeited or otherwise eliminated.

8.    EFFECTIVE DATE AND PLAN TERM
8.1    The Plan is established as of the Effective Date.
8.2    The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan will automatically terminate on the day before the tenth (10th) anniversary of the Effective Date. No Grants may be awarded under the Plan while the Plan is suspended or after it is terminated. However, unless otherwise expressly provided in the Plan or in an applicable Grant Agreement, any Grant theretofore granted may extend beyond the term of the Plan, and the authority of the Board to amend, alter, adjust, suspend, discontinue or terminate any such Grant, or to waive any conditions or rights under any such Grant, and the authority of the Board to amend the Plan, shall extend beyond the term of the Plan.
PART II – OPTIONS AND SARS
9.    OPTIONS
9.1    The Corporation may, from time to time, make one or more Grants of Options to Eligible Persons on such terms and conditions, consistent with the Plan, as the Board shall determine.
9.2    In granting Options, subject to the provisions of the Plan, the Corporation shall specify:
(a)    the maximum number of Shares which the Participant may purchase under the Options;
(b)    the Exercise Price at which the Participant may purchase his or her Shares under the Options;
(c)    the term of the Options, to a maximum of ten (10) years from the Grant Date of the Options, the Vesting period or periods within this period during which the Options or a portion thereof may be exercised by a Participant and any other Vesting conditions (including Performance Conditions); and
(d)    any Tandem SARs that are granted with respect to such Options.
9.3    The Exercise Price for each Share subject to an Option shall be fixed by the Board; provided that, except with respect to the Exercise Price of any Substitute Grant that is an Option, under no circumstances shall any Exercise Price be less than one hundred percent (100%) of the Market Price on the Grant Date of such Option.
9.4    Options included in a Grant shall Vest in accordance with the terms of any vesting set out in the Grant Agreement.
9.5    Except as provided in Section 5, the Board may not, without shareholder approval, seek to effect any re-pricing of any previously granted Underwater Option by: (i) amending or modifying the terms of the Option to lower the Exercise Price; (ii) cancelling the Underwater Option and granting either (A) replacement Options, Stock Appreciation Rights or similar awards having a lower Exercise Price or (B) Restricted Shares, RSUs or other Share-based awards in exchange; or (iii) cancelling or repurchasing Underwater Options for cash or other securities.
9.6    Subject to the provisions of the Plan and the terms governing the granting of the Option, and subject to payment or other satisfaction of all related withholding obligations in accordance with Section 7.2, Vested Options or a portion thereof may be exercised from time to time by delivery to the Corporation at its registered office of a notice in writing signed by the Participant or the Participant’s legal personal representative, as the case may be, and addressed to the Corporation. This notice shall state the intention of the Participant or the Participant’s legal personal representative to exercise the said Options and the number of Shares in respect of which the Options are then being exercised and must be accompanied by payment in full of the Exercise Price under the Options which are the subject of the exercise and any applicable tax withholding. On the exercise of an Option, any related Tandem SAR shall be cancelled.
9.7    If the normal expiry date of any Option falls within any Blackout Period or within ten (10) business days (being a day other than a Saturday, Sunday or other than a day when banks in New York, New York are not generally open for business) following the end of any Blackout Period, then the expiry date of such Option shall, without any further action, be extended to the date that is ten (10) business days following the end of such Blackout Period. The foregoing extension applies to all Options whatever the Grant Date and shall not be considered an extension of the term of the Options as referred to in Section 7.5.
9.8    Subject to the approval by the Board, in lieu of exercising any Vested Option in the manner described in Section 9.6, and pursuant to the terms of this Section 9.8, a Participant may choose to provide a properly endorsed notice of surrender to the Secretary of the Corporation, substantially in the form of approved by the Board (a “Surrender Notice”) pursuant to which the Participant agrees to transfer, dispose and surrender an Option (“Surrender”) to the Corporation and the Participant elects to receive that number of Shares calculated using the following formula:
X = Y * (A-B) / A
where:
X = the number of Shares to be issued to the Participant
Y = the number of Shares underlying the Options to be Surrendered
A = the Market Price of the Shares as at the date of the Surrender
B = the Exercise Price of such Options plus applicable withholdings and deductions under Section 7.2
9.9    The Corporation may determine, in its sole discretion, to provide for a procedure pursuant to which, a Participant may undertake a “cashless exercise” with the assistance of a broker in order to facilitate the exercise of such Participant’s Options. Any such “cashless exercise” procedures may include a sale of such number of Shares as is necessary to raise an amount equal to the aggregate Exercise Price for all Options being exercised by that Participant. The Participant will also comply with Section 7.2 of this Plan with regard to any applicable withholding tax and will comply with all such other procedures and policies as the Corporation may prescribe or determine to be necessary or advisable from time to time in connection with such “cashless exercise.”
9.10    Notwithstanding anything to the contrary set forth herein, Options may be granted under the Plan to US Taxpayers either as Incentive Stock Options or as Non-Qualified Options, subject to any applicable restrictions or limitations as provided under Applicable Law.

Incentive Stock Options granted under the Plan are subject to the following terms in this Section 9.10.
(a)    Subject to Section 4.1 and any adjustment pursuant to Section 5.1, Incentive Stock Options may be granted with respect to a maximum number of Shares equal to 9,653,448 Shares.
(b)    To the extent that the aggregate fair market value (determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the US Taxpayer under all Share Compensation Arrangements of the Corporation and/or its Affiliates (if applicable) exceeds US$100,000 during any calendar year, the Options or portions thereof that exceed such limit (according to the order in which they are granted) will constitute Non-Qualified Options in accordance with Section 422(d) of the Code or any successor thereto, notwithstanding any contrary provision of the Plan and/or Grant Agreement.
(c)    If a US Taxpayer sells or otherwise disposes of any of the Shares acquired pursuant to an Incentive Stock Option on or before the later of (i) the date two years after the date the Option is granted or (ii) the date one year after the transfer of such Shares to the US Taxpayer upon exercise of the Incentive Stock Option, the US Taxpayer will notify the Corporation in writing within 30 days after the date of any such disposition and will remit to the Corporation or its Affiliate, as applicable, the amount of any applicable federal, state, provincial and local withholding and employment taxes which the Corporation is required to collect (if any).
(d)    If any Incentive Stock Options are granted under the Plan to a US Taxpayer who is, at the time of the grant of such Option, a Ten Percent Shareholder, then the Exercise Price of such Incentive Stock Option will be no less 110% of the fair market value of a Share at such time as the Option is granted (as determined under Section 422 the Code).
(e)    No Incentive Stock Option may be granted hereunder to a US Taxpayer following the expiry of ten (10) years after the date on which the Plan is adopted by the Board.
10.    STOCK APPRECIATION RIGHTS
10.1    The Board may from time to time make one or more Grants of Stock Appreciation Rights (in the form of Stand-Alone SARS or Tandem SARs) to Eligible Persons on such terms and conditions, consistent with the Plan, as the Board shall determine.
10.2    In granting Stock Appreciation Rights, the Corporation shall specify:
(a)    the Base Price per Share under the Stock Appreciation Right; and
(b)    the time or times at which such Stock Appreciation Right may be exercised or settled in whole or in part, which such term shall not exceed ten years.
10.3    Tandem SARs may be granted at or after the Grant Date of the related Options, and each Tandem SAR shall be subject to the same terms and conditions and denominated in the same currency as the Option to which it relates and the additional terms and conditions set forth in this Section 10.
10.4    On exercise of a Tandem SAR, the related Option shall be cancelled and the Participant shall be entitled to an amount in settlement of such Tandem SAR calculated and in such form as provided in Section 10.9 below.

10.5    Tandem SARs may be exercised only if and to the extent the Options related thereto are then Vested and exercisable and shall be exercised in accordance with such procedures as may be established by the Board. For greater certainty, upon the expiry or forfeiture of the Option to which a Tandem SAR is attached, including in connection with a Participant’s Termination, as provided in Section 6.2, such Tandem SAR shall also expire or be forfeited, as the case may be.
10.6    Stand-Alone SARs granted under the Plan shall become Vested at such times, in such installments and subject to the terms and conditions of this Plan (including satisfaction of Performance Conditions and/or continued Employment) as may be determined by the Board and set forth in the applicable Grant Agreement. For greater certainty, except as set out in Section 6.2, a Grant Agreement in respect of the Stand-Alone SAR, or as otherwise approved by the Board, no Stand-Alone SAR granted to a Participant shall Vest after the Participant’s Termination and any Stand-Alone SARs that are outstanding on the Participant’s date of Termination shall be forfeited and cancelled as of such date.
10.7    Except with respect to the Base Price of any Substitute Grant that is a Stand-Alone SAR, the Base Price for each Stand-Alone SAR shall not be less that one hundred percent of the Market Price on the Grant Date of such Stand-Alone SAR.
10.8    Unless the Board determines otherwise, Stand-Alone SARs covered by a Grant shall, when and to the extent exercised, be settled by payment in cash of the amount determined in accordance with Section 10.9.
10.9    Upon exercise thereof, or the settlement thereof in accordance with Section 10.8, and subject to payment or other satisfaction of all related withholding obligations in accordance with Section 7.2, Stock Appreciation Rights (and, in the case of Tandem SARs, the related Options) shall be settled by payment in cash, of an amount, or the delivery of Shares or a combination of cash and Shares, as determined by the Board with an aggregate value equal to the product of:
(a)    the excess of the Market Price on the date of exercise over the Exercise Price or Base Price under the applicable Stock Appreciation Right, multiplied by
(b)    the number of Stock Appreciation Rights exercised or settled.
10.10    Any portion of a Stock Appreciation Right that is to be settled in Shares shall be settled by delivery of the number of Shares having a Market Price on the date of exercise equal to the portion of the amount determined in accordance with Section 10.9 being settled, rounded down to the nearest whole Share.
10.11    If the normal expiry date of any Stock Appreciation Right falls within any Blackout Period or within ten (10) business days (being a day other than a Saturday, Sunday or other than a day when banks in New York, New York are not generally open for business) following the end of any Blackout Period, then the expiry date of such Stock Appreciation Right shall, without any further action, be extended to the date that is ten (10) business days following the end such Blackout Period. The foregoing extension applies to all SARs whatever and shall not be considered an extension of the term of the SARs as referred to in Section 7.5.
10.12    Except as provided in Section 5, the Board may not, without shareholder approval, seek to effect any re-pricing of any previously granted Underwater Stock Appreciation Right by: (i) amending or modifying the terms of the Stock Appreciation Right to lower the Exercise

Price or Base Price; (ii) cancelling the Underwater Stock Appreciation Right and granting either (A) replacement Options, Stock Appreciation Rights or similar awards having a lower Exercise Price or Base Price or (B) Restricted Shares, RSUs or other Share-based awards in exchange; or (iii) cancelling or repurchasing Underwater Options, Stock Appreciation Right or similar awards for cash or other securities.
11.    TERMINATION OF EMPLOYMENT AND DEATH OF A PARTICIPANT – OPTIONS, TANDEM SARS AND STAND-ALONE SARS
11.1    Outstanding Options and/or SARs held by a Participant as of the Participant’s date of Termination shall be subject to the provisions of Section 6.2, as applicable; except that, in all events, the period for exercise of Options shall end no later than the last day of the maximum term thereof established under Section 6.2, 9.2(c), 9.7, 10.2(b) or 10.11, as the case may be.
11.2    For greater certainty, a Participant shall have no right to receive Shares or a cash payment, as compensation, damages or otherwise, with respect to any Options that do not become Vested or that are not exercised before the date on which the Options and/or SARs expire.
        PART III – SHARE UNITS
12.    DEFINITIONS
12.1    “Grant Value” means the dollar amount allocated to an Eligible Person in respect of a Grant of Share Units.
12.2    “Share Unit Account” has the meaning set out in Section 14.1.
12.3    “Valuation Date” means the date as of which the Market Price is determined for purposes of calculating the number of Share Units included in a Grant, which unless otherwise determined by the Board shall be the Grant Date.
12.4    “Vesting Period” means, with respect to a Grant of Share Units, the period specified by the Board, commencing on the Grant Date and ending on the last Vesting Date for such Share Units.
13.    ELIGIBILITY AND GRANT DETERMINATION.
13.1    The Board may from time to time make one or more Grants of Share Units to Eligible Persons on such terms and conditions, consistent with the Plan, as the Board shall determine, provided that, in determining the Eligible Persons to whom Grants are to be made and the Grant Value for each Grant, the Board shall take into account the terms of any written offer letter, employment agreement or contract for services between an Eligible Person and the Corporation or any Affiliate of the Corporation and may take into account such other factors as it shall determine in its sole and absolute discretion.
13.2    The Board shall determine either (i) the Grant Value and the Valuation Date (if not the Grant Date) or (ii) the number of Share Units, for each Grant under this Part III. If the Board determines the Grant Value and the Valuation Date (if not the Grant Date), then the number of Share Units to be covered by each such Grant shall be determined by dividing the Grant Value for such Grant by the Market Price of a Share as at the Valuation Date for such Grant, rounded up to the next whole number. If the Board determines the number of Share Units, then the Grant Value shall be determined by multiplying the number of Share Units for such Grant by the Market Price of a Share as at the Valuation Date for such Grant.

13.3    Each Grant Agreement issued in respect of Share Units shall set forth, at a minimum, the type of Share Units and Grant Date of the Grant evidenced thereby, the number of RSUs or PSUs subject to such Grant, the applicable Vesting conditions, the applicable Vesting Period(s) and the treatment of the Grant upon Termination and may specify such other terms and conditions consistent with the terms of the Plan as the Board shall determine or as shall be required under any other provision of the Plan. The Board may include in a Grant Agreement under this Part III terms or conditions pertaining to confidentiality of information relating to the Corporation’s operations or businesses which must be complied with by a Participant including as a condition of the grant or Vesting of Share Units.
14.    ACCOUNTS AND DIVIDEND EQUIVALENTS
14.1    Share Unit Account.
An account, called a “Share Unit Account”, shall be maintained by the Corporation, an Affiliate of the Corporation, as specified by the Board, for each Participant who has received a Grant of Share Units and will be credited with such Grants of Share Units as are received by a Participant from time to time pursuant to Section 13 and any dividend equivalent Share Units pursuant to Section 14.2. Share Units that fail to Vest to a Participant and are forfeited pursuant to the Plan, or that are paid out to the Participant or his or her Beneficiary, shall be cancelled and shall cease to be recorded in the Participant’s Share Unit Account as of the date on which such Share Units are forfeited or cancelled under the Plan or are paid out, as the case may be. For greater certainty, where a Participant is granted both RSUs and PSUs, such RSUs and PSUs shall be recorded separately in the Participant’s Share Unit Account.
14.2    Dividend Equivalent Share Units.
Except as otherwise provided in the Grant Agreement relating to a Grant of RSUs or PSUs, if and when cash dividends (other than extraordinary or special dividends) are paid with respect to Shares to shareholders of record as of a record date occurring during the period from the Grant Date under the Grant Agreement to the date of settlement of the RSUs or PSUs granted thereunder, a number of dividend equivalent RSUs or PSUs, as the case may be, shall be credited to the Share Unit of Account of the Participant who is a party to such Grant Agreement. The number of such additional RSUs or PSUs will be calculated by dividing the aggregate dividends or distributions that would have been paid to such Participant if the RSUs or PSUs in the Participant’s Share Unit Account had been Shares by the Market Price on the date on which the dividends or distributions were paid on the Shares. The additional RSUs or PSUs granted to a Participant will be subject to the same terms and conditions, including Vesting and settlement terms, as the corresponding RSUs or PSUs, as the case may be.
15.    VESTING AND SETTLEMENT OF SHARE UNITS
15.1    Settlement.
A Participant’s RSUs and PSUs, adjusted in accordance with the applicable multiplier in respect of PSUs, if any, as set out in the Grant Agreement, and rounded down to the nearest whole number of RSUs or PSUs, as the case may be, shall be settled by a distribution as provided below to the Participant or his or her Beneficiary following the Vesting thereof, subject to the terms of the applicable Grant Agreement. In all events, settlement will occur upon or as soon as reasonably practicable following Vesting and, in any event, on or before the earlier of the ninetieth (90th) day following the Vesting Date and December 31 of the year in which Vesting occurred, and on the terms of the applicable Grant Agreement. Settlement shall be made by the issuance of one Share for each RSU or PSU then being settled, a cash payment equal to the Market Price on the Vesting Date of the RSUs or PSUs being settled in cash (subject to Section 15.2), or a combination of Shares and cash, all as determined by the Board in its discretion, or as specified in the applicable Grant Agreement, and subject to payment or other satisfaction of all related withholding obligations in accordance with Section 7.2.
15.2    Postponed Settlement.
If a Participant’s Share Units would, in the absence of this Section 15.2, be settled within a Blackout Period, such settlement shall be postponed until the end of such Blackout Period (or as soon as practicable thereafter) and the Market Price of any RSUs or PSUs being settled in cash will be determined as of such date.
15.3    Failure to Vest.
For greater certainty, a Participant shall have no right to receive Shares or a cash payment, as compensation, damages or otherwise, with respect to any RSUs or PSUs that do not become Vested.
16.    SHAREHOLDER RIGHTS
16.1    No Rights to Shares.
Share Units are not Shares and a Grant of Share Units will not entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement (except as provided in Section 14.2) or rights on liquidation.
PART IV – RESTRICTED STOCK
17.    DEFINITIONS
17.1    “Restriction” means any restriction on a Participant’s free enjoyment of the Shares granted as Restricted Stock. Restrictions may be based on the passage of time or the satisfaction of Performance Conditions or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon satisfaction of such conditions and at such time or times, in instalments or otherwise, as the Board shall specify.
18.    RESTRICTED STOCK
18.1    Dividends; Voting.
While any Restriction applies to any Participant’s Restricted Stock, (i) the Board shall determine whether any dividends distributed with respect to the Restricted Stock will be automatically reinvested in additional shares of Restricted Stock or will be paid in cash, and such dividends (whether paid in Shares or cash) shall be subject to the same restrictions as the Restricted Stock with respect to which they were distributed and will not be paid to the Participant prior to the time at which such Restricted Stock becomes non-forfeitable and (ii) the Participant shall receive the proceeds of the Restricted Stock in the event of any change in the Shares in respect of which the Board has determined that an equitable adjustment should be made pursuant to Section 5.1, which proceeds shall automatically and without need for any other action become Restricted Stock and be subject to all Restrictions then existing as to the Participant’s Restricted Stock. For greater certainty, the Participant shall not be entitled to vote the Restricted Stock during the Restriction period.

18.2    Transfer Restrictions.
The Participant shall not have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any shares of Restricted Stock or any interest therein while the Restrictions remain in effect. The Board may require, as a condition of a Grant of Restricted Stock, that the Participant deposit the shares of Restricted Stock into an escrow account.
18.3    Forfeiture.
Grants of Restricted Stock shall be forfeited if the applicable Restriction does not lapse prior to such date or the occurrence of such event or the satisfaction of such other criteria as is specified in the Grant Agreement. Further, subject to Section 6.2 or unless expressly provided for in the Grant Agreement, any Restricted Stock held by the Participant at the time of the Participant’s Termination shall be forfeited by the Participant to the Corporation.
18.4    Evidence of Share Ownership.
Restricted Stock will be book-entry Shares only unless the Board decides to issue certificates to evidence shares of the Restricted Stock.
PART V – DSUs
19.    DEFINITIONS
19.1    “Account” means the account maintained by the Corporation in its books for each Eligible Director to record the DSUs credited to such Eligible Director under the Plan.
19.2    “Annual Remuneration” means all amounts payable to an Eligible Director by the Corporation in respect of the services provided by the Eligible Director to the Corporation in connection with such Eligible Director’s service on the Board in a fiscal year, including without limitation, (i) the annual base retainer fee for serving as a Director, (ii) the annual retainer fee for serving as a member of a Board committee; (iii) the annual retainer fee for chairing a Board committee which amounts shall, unless otherwise determined by the Board, be payable Quarterly in arrears; and (iv) for the Eligible Director who is the lead Director of the Board, the additional retainer fee for serving such role; provided that “Annual Remuneration” shall not include any amounts received by an Eligible Director as a reimbursement for expenses incurred in attending meetings or any DSUs awarded under Section 21.1.3.
19.3    “DSU Award Agreement” means the agreement setting out the terms of any DSU award in such form as may be prescribed by the Board from time to time.
19.4    “Election Notice” means the written election under Section 20.2 to receive Deferred Share Units, in the form of Schedule A hereto, or such other form as may be prescribed by the Board from time to time.
19.5    “Entitlement Date” has the meaning ascribed thereto in Section 22.1 or Section 22.2, as applicable.
19.6    “Quarter” means a fiscal quarter of the Corporation, which, until changed by the Corporation, shall be the three month period ending March 31, June 30 September 30 and December 31 in any year and “Quarterly” means each Quarter;

19.7    “Termination Date” means, with respect to an Eligible Director, the earliest date on which both of the following conditions are met: (i) the Eligible Director has ceased to provide services to the Corporation or any Affiliate thereof for any reason whatsoever; and (ii) the Eligible Director is not a member of the Board nor a director or Manager of an Affiliate; provided that, solely with respect to any Eligible Director who is a US Taxpayer, solely with respect to a Grant (or any portion thereof) that constitutes deferred compensation subject to Section 409A of the Code, such cessation of services is also a “separation from service” within the meaning of Section 409A of the Code.
19.8    “Valuation Date” means the the date used to determine the Market Price of a Deferred Share Unit for purposes of determining the number of Deferred Share Units to be credited to an Eligible Director under Section 21, which, in any event, shall not be earlier than the first business day of the year in respect of which the Deferred Share Units are being provided.
20.    ELECTION UNDER THE PLAN
20.1    Payment of Annual Remuneration.
Subject to Section 20.2 and such rules, regulations, approvals and conditions as the Board may impose, an Eligible Director may elect to receive their Annual Remuneration in the form of Deferred Share Units, cash or any combination thereof in accordance with Section 20.2.
20.2    Election Process.
20.2.1    A person who is an Eligible Director on the Effective Date may elect to receive a percentage (as specified in the Election Notice) of their Annual Remuneration for the year in which the Plan becomes effective and, subject to Section 20.2.3, for subsequent years, in Deferred Share Units, cash or combination of Deferred Share Units and cash by completing and delivering to the Secretary of the Corporation, or such person as may be specified in writing by the Corporation to the Eligible Director, an initial Election Notice by no later than 30 days after the Effective Date, provided that such Election Notice shall apply only to Annual Remuneration payable for Quarters commencing after the Election Notice is filed, and provided, however, that in the case of any US Taxpayer who has made an election pursuant to Section 20.2 that is in effect as of immediately prior to the Effective Date, such election shall remain in effect with respect to the Annual Remuneration of such US Taxpayer until a new election may be made in accordance with Section 20.2.3.
20.2.2    An individual who becomes an Eligible Director during a year may elect to receive a percentage (as specified in the Election Notice) of their Annual Remuneration earned in Quarters that commence after the date the election is made in Deferred Share Units, cash or combination of Deferred Share Units and cash by completing and delivering an Election Notice to the Secretary of the Corporation, or such person as may be specified in writing by the Corporation to the Eligible Director; provided, that in the case of any US Taxpayer any such election pursuant to this Section 20.2.2 shall be made no later than 30 days after such individual first becomes eligible to participate (within the meaning of Section 409A of the Code) in this Plan.
20.2.3    An Eligible Director who has previously made an election under this Section 20.2, or who has never made any election under the Plan (other than an Eligible Director to whom Section 20.2.2 applies), may elect to receive a percentage (as specified in the Election Notice) of their Annual Remuneration for subsequent Quarters in Deferred Share Units, cash or combination of Deferred Share Units and cash by completing and delivering to the Secretary of the Corporation, or such person as may be specified in writing by the Corporation to the Eligible Director, a new Election Notice before the first day of the first such Quarter; provided, however, that, for greater certainty, any such new election made by an Eligible Director who is a US Taxpayer shall only apply to Annual Remuneration payable in the subsequent calendar years (rather than subsequent calendar Quarters).
20.2.4    For greater certainty, if the Corporation establishes a policy for Directors with respect to the acquisition and / or holding of Shares and / or Deferred Share Units, each Eligible Director shall ensure that any election they make under this Section 20.2 complies with such policy.
20.2.5    Notwithstanding anything set forth herein, unless otherwise determined by the Board, no less than fifty percent (50%) of the Annual Remuneration subject to an Election Notice made pursuant to Sections 20.2.1, 20.2.2 and 20.2.3 shall be in the form of Deferred Share Units.
21.    CREDITING OF DEFERRED SHARE UNITS
21.1    Deferred Share Units.
21.1.1    Deferred Share Units elected by an Eligible Director pursuant to an election under Section 20.2 shall be credited to the Eligible Director’s Account in respect of Annual Remuneration earned in a Quarter as of the applicable Valuation Date which, unless otherwise determined by the Board, shall be the last day of the Quarter in which such Annual Remuneration was earned. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited to an Eligible Director’s Account as of a particular Valuation Date pursuant to this Section 21.1.1 shall be determined by dividing the portion of that Eligible Director’s Annual Remuneration for the applicable Quarter to be satisfied by Deferred Share Units by the Market Price on the particular Valuation Date.
21.1.2    In addition to Deferred Share Units granted pursuant to Section 21.1.1, the Board may award such number of Deferred Share Units to an Eligible Director as the Board deems advisable; provided, that the maximum number of Deferred Share Units the Board may award to an Eligible Director pursuant this Section 21.1.2 in any fiscal year, excluding any Annual Remuneration paid to such Eligible Director during the same fiscal year, shall not exceed a total value of US$150,000 (calculating the value of any Deferred Share Units based on the Market Price on the Grant Date the ”Annual Director Limit”). Notwithstanding the foregoing, the Annual Director Limit shall not apply to (i) any one-time initial Grant of Deferred Share Units to an Eligible Director upon joining the Board or (ii) any Deferred Share Units granted at the election of an Eligible Director in lieu of Annual Remuneration pursuant to Section 21.1.1 that, but for such election, would have been paid in cash to the Eligible Director. The Board shall determine the date on which such Deferred Share Units may be granted and the date as of which such Deferred Share Units shall be credited to an Eligible Director’s Deferred Share Unit Account, together with any terms or conditions with respect to the Vesting of such Deferred Share Units. The Corporation and an Eligible Director who receives an award of Deferred Share Units pursuant to this Section 21.1.2 shall enter into a DSU Award Agreement to evidence the award and the terms, including terms with respect to Vesting, applicable thereto.

21.1.3    Deferred Share Units credited to an Eligible Director’s Account under Section 21.1.1, together with any additional Deferred Share Units granted in respect thereof under Section 21.2, will be fully Vested upon being credited to an Eligible Director’s Account and the Eligible Director’s entitlement to payment of such Deferred Share Units at their Termination Date shall not thereafter be subject to satisfaction of any requirements as to any minimum period of service or performance.
21.1.4    Deferred Share Units credited to an Eligible Director’s Account under Section 21.1.2 will Vest in accordance with such terms and conditions as may be determined by the Board and set out in the DSU Award Agreement. Additional Deferred Share Units credited under Section 21.2 that are attributable to Deferred Shares Units credited pursuant to Section 21.1.2 will Vest at the same time and subject to the same conditions as the Deferred Share Units to which they are attributable.
21.2    Dividends.
Subject to Section 21.1.3, on any payment date for dividends paid on Shares, an Eligible Director shall be credited with dividend equivalents in respect of Deferred Share Units credited to the Eligible Director’s Account as of the record date for payment of such dividends. Such dividend equivalents shall be converted into additional Deferred Share Units (including fractional Deferred Share Units) based on the Market Price as of the date on which the dividends on the Shares are paid. For greater certainty, additional Deferred Share Units shall continue to be credited under this Section 21.2 with respect to Deferred Share Units that remain credited to the Eligible Director’s Account after their Termination Date.
21.3    Eligible Director’s Account.
An Eligible Director’s Account shall record at all times the number of Deferred Share Units standing to the credit of the Eligible Director. Upon payment in satisfaction of Deferred Share Units credited to an Eligible Director in the manner described herein, such Deferred Share Units shall be cancelled. A written confirmation of the balance in each Eligible Director’s Account shall be provided by the Corporation to the Eligible Director at least annually.
21.4    Adjustments, Reorganizations and Change in Control.
(a)    Notwithstanding any other provision of the Plan, and subject to Applicable Law, in the event of any change in the Shares by reason of any dividend (other than dividends in the ordinary course), split, recapitalization, reclassification, amalgamation, arrangement, merger, consolidation, combination or exchange of Shares or distribution of rights to holders of Shares or any other relevant changes to the authorized or issued capital of the Corporation, if the Board shall determine that an adjustment should be made to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, such adjustment shall be made by the Board to (i) the number of Shares subject to the Plan; (ii) the securities into which the Shares are changed or are convertible or exchangeable; and/or (iii) any Deferred Share Units then outstanding, and any such adjustment shall be conclusive and binding for all purposes of the Plan.
(b)    No adjustment provided for pursuant to Section 21.4(a) shall require the Corporation to issue fractional Shares or consideration in lieu thereof in satisfaction of its obligations under the Plan. Any fractional interest in a Share that would, except for the provisions of this Section 21.4(b), be deliverable upon the settlement of any Deferred Share Units shall, subject to Section 7.12, be cancelled and not deliverable by the Corporation. Such adjustment shall be made by the Board, subject to Applicable Law, shall be conclusive and binding for all purposes of the Plan.
(c)    Notwithstanding any other provision of the Plan, and subject to Applicable Law, in the event a Change in Control occurs and an Eligible Director undergoes a Termination by the Company other than for Cause, any unvested DSUs held by such Eligible Director shall Vest.
21.5    No Compensation for Decrease in Share Price.
Notwithstanding any other provision of the Plan, the value of a DSU shall always depend on the value of Shares of the Corporation and no amount will be paid to, or in respect of, an Eligible Director under the Plan or pursuant to any other arrangement, and no additional DSUs will be granted to any Eligible Director to compensate for a downward fluctuation in the price of Shares, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Director for such purpose.
22.    REDEMPTIONS
22.1    Redemption of Deferred Share Units.
22.1.1    Subject to Sections 22.1.2, 22.3 and 22.4, an Eligible Director may elect up to two separate dates as of which either a portion (specified in whole percentages or number of Deferred Share Units on any one date) or all of the Deferred Share Units credited to the Eligible Director’s Account shall be redeemed (each such date being an “Entitlement Date”) by filing one or two irrevocable written redemption elections with the Secretary of the Corporation prior to the Entitlement Date. No Entitlement Date elected by an Eligible Director pursuant to this Section 22.1 shall be before the Eligible Director’s Termination Date or later than December 15 of the calendar year following the year in which the Eligible Director’s Termination Date occurs. Where an Eligible Director to whom this Section 22.1 applies does not elect a particular date or dates within the permissible period set out above as their Entitlement Date or Entitlement Dates, as the case may be, there shall be a single Entitlement Date for such Eligible Director which, subject to Sections 22.4, shall be December 15 of the year following the year in which the Eligible Director’s Termination Date occurs.
22.1.2    Notwithstanding anything contrary in the Plan, subject to Section 22.4, the Entitlement Date of an Eligible Participant who is a US Taxpayer shall be the first Trading Day that is more than six months after their Termination Date and all Vested Deferred Share Units credited to such Eligible Participant’s Account on such date shall be redeemed and settled in accordance with Section 22.2 on or soon as practicable after such Entitlement Date and in any event by December 31 of the calendar year that includes such Entitlement Date.
22.2    Settlement of Deferred Share Units.
The Board or its delegate shall determine, in its sole discretion, the form of consideration to be provided to an Eligible Director, or the Beneficiary of an Eligible Director, as the case may be, upon the redemption of Deferred Share Units hereunder, which shall consist of (i) a number of Shares through either issuance from treasury or purchase on the open market equal in number to the Deferred Share Units that are being settled as of the Entitlement Date, (ii) a cash payment that is equal to the Market Price of the Deferred

Share Units that are being redeemed as of the Entitlement Date applicable to such Deferred Share Units, or (iii) a combination thereof, in each case net of any applicable withholding taxes and other required source deductions. Shares purchased to satisfy the settlement of DSUs pursuant to this Plan shall be purchased by a broker designated by the Corporation who is independent of the Corporation in accordance with Stock Exchange Rules. Shares purchased pursuant to this Section 22.2 shall be purchased on the open market at prevailing market prices with amounts contributed by the Corporation. The designation of a broker may be changed from time to time.
22.3    Extended Entitlement Date.
In the event that the Board is unable, by an Eligible Director’s Entitlement Date, to compute the final value of the Deferred Share Units recorded in such Eligible Director’s Account by reason of the fact that any data required in order to compute the Market Price of a Share has not been made available to the Board and such delay is not caused by the Eligible Director, then the Entitlement Date shall be the next following Trading Day on which such data is made available to the Board.
22.4    Limitation on Extension of Entitlement Date.
Notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, an Eligible Director hereunder shall be paid on or before December 31 of the calendar year commencing immediately after the Eligible Director’s Termination Date.
23.    GENERAL
23.1    Death of Eligible Director.
In the event of an Eligible Director’s death, any and all Deferred Share Units then credited to the Eligible Director’s Account shall become payable to the Eligible Director’s Beneficiary in accordance with Sections 22.2, 22.3 and 22.4 as soon as reasonably practicable after the Eligible Director’s date of death and such date of death shall be deemed to be the sole Entitlement Date with respect to the Eligible Director.
23.2    Rights of Eligible Directors.
23.2.1    Except as specifically set out in the Plan, no Eligible Director, or any other person shall have any claim or right to any benefit in respect of Deferred Share Units granted or amounts payable pursuant to the Plan.
23.2.2    Rights of Eligible Directors respecting Deferred Share Units and other benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.
23.2.3    The Plan shall not be construed as granting an Eligible Director a right to be retained as a member of the Board or a claim or right to any future Grants of Deferred Share Units, future amounts payable or other benefits under the Plan.
23.2.4    Under no circumstances shall Deferred Share Units be considered Shares nor shall they entitle any Eligible Director or other person to exercise voting rights or any other rights attaching to the ownership of Shares.
23.3    Compliance with Law. Notwithstanding anything herein to the contrary, the Corporation’s obligation to issue and deliver Shares in respect of any Deferred Share Unit is subject to the satisfaction of all requirements under Applicable Law in respect thereof and obtaining all regulatory approvals as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof and the receipt from the Eligible Director of such representations, agreements and undertakings as to future dealings in such Shares as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction or to comply with Applicable Law. In this connection, the Corporation shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Shares in compliance with Applicable Law.

SCHEDULE A
Amended and Restated Galaxy Digital Holdings Ltd. Long Term Incentive Plan
Deferred Share Unit Election Notice
ELECTION NOTICE
I.    Election:
Subject to Part II of this Notice, for the period [●] to [●], I hereby elect to receive the following percentage of my Annual Remuneration by way of Deferred Share Units (“DSUs”). I acknowledge and agree that no less than fifty percent (50%) of my Annual Remuneration shall be in the form of DSUs.

	Amount	Percentage in DSUs	Percentage in Cash*
Annual Remuneration	US$[●]	[50-100]%	[0-50]%
*cash payments will be made quarterly in arrears
II.    Acknowledgement
I confirm and acknowledge that:
1.    I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.
2.    I will not be able to cause the Corporation or any Affiliate thereof to redeem DSUs granted under the Plan until the date specified in the applicable Grant Agreement following my Termination Date.
3.    When DSUs credited to my Account pursuant to this election are redeemed in accordance with the terms of the Plan after my Termination Date, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Corporation will make all appropriate withholdings as required by law at that time.
4.    The value of DSUs are based on the value of the Shares and therefore are not guaranteed.
5.    No funds will be set aside to guarantee the payment of DSUs. Future payment of DSUs will remain an unfunded and unsecured liability recorded on the books of the Corporation.
6.    This election is irrevocable.
7.    The foregoing is only a brief outline of certain key provisions of the Plan. In the event of any discrepancy between the terms of the Plan and the terms of this Election Notice, the terms of the Plan shall prevail. All capitalized expressions used herein shall have the same meaning as in the Plan unless otherwise defined above.

Date	(Name of Eligible Director)

(Signature of Eligible Director)

SCHEDULE B
BENEFICIARY DESIGNATION
To:         Galaxy Digital Holdings Ltd.
I, ____________________________________, being an Eligible Director under the Plan hereby designate the following person as my Beneficiary for purposes of the Plan:

Name of Beneficiary:

Address of Beneficiary:

This designation revokes any previous beneficiary designation made by me under the Plan. Under the terms of the Plan, I reserve the right to revoke this designation and to designate another person as my Beneficiary.

Date:

Name:	(please print)

Signature:

EXHIBIT A
AMENDED AND RESTATED GALAXY DIGITAL HOLDINGS LTD. LONG TERM INCENTIVE PLAN
Special Provisions Applicable to US Taxpayer
This Exhibit sets forth special provisions of the Galaxy Digital Holdings Ltd. Long Term Incentive Plan (including any schedules or appendices thereto, and as may be amended from time to time, the “Plan”) that apply to Participants who are US Taxpayers. This Exhibit shall apply to such Participants notwithstanding any other provisions of the Plan. Terms defined elsewhere in the Plan and used herein shall have the meanings set forth in the Plan, as may be amended from time to time.
Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Taxpayer in connection with the Plan (including any taxes and penalties under Section 409A), and neither the Corporation nor any Affiliate of the Corporation will have any obligation to pay, indemnify or otherwise hold such US Taxpayer (or any beneficiary) harmless from any or all of such taxes or penalties. In the event of a corporate transaction requiring the adjustment of an Option held by a US Taxpayers, the number of Shares deliverable on the exercise of an Option held by a US Taxpayer and the Exercise Price of an Option held by a US Taxpayer will be adjusted in a manner intended to keep the Options exempt from Section 409A of the Code and to comply with Section 422 of the Code, if applicable, in the case of an Incentive Stock Option.
Definitions
“Disability” means, solely with respect to a Grant (or any portion thereof) that constitutes deferred compensation subject to Section 409A of the Code, a “disability” as defined under Section 409A of the Code.
“Eligible Person” means, solely with respect to Options and SARs, an individual Employed by the Corporation or any of its Subsidiaries who is selected by the Board to a Participant; provided, however, that only officers and employees shall be eligible to receive Incentive Stock Options.
“Market Price” means, solely with respect to the terms “Exercise Price” and “Base Price”, (a) if the Shares are listed on only one Stock Exchange, the closing price per Share on such Stock Exchange on the Trading Day immediately preceding the Grant Date; (b) if the Shares are listed on more than one Stock Exchange, the Market Price as determined in accordance with paragraph (a) above for the primary Stock Exchange on which the greatest volume of trading of the Shares occurred during the immediately preceding Trading Day and (c) if the Shares not listed for trading on a Stock Exchange, a price which is determined by the Board in good faith to be the fair market value of the Shares in compliance with Section 409A of the Code.
“Separation From Service” means a Participant’s “separation from service” within the meaning of Section 409A of the Code.
“Specified Employee” means a US Taxpayer who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code.
Change in Control Treatment
Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Corporation or a change in ownership of a substantial portion of the assets of the Corporation under Section 409A of the Code, and if the Corporation determines any Grant (or any portion thereof) under the Plan constitutes deferred compensation subject to Section 409A of the Code, then the Grant (or any portion thereof) shall be paid or settled on such other date or schedule as determined by the Corporation to the extent that such date or schedule complies with Section 409A of the Code.
Section 409A of the Code
The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, if any provision of the Plan or terms and conditions of any Grant (or any portion thereof) or the administration thereof would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and administered (or deemed amended and administered) so as to avoid this conflict. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid additional taxation and/or penalties or interest under Section 409A of the Code, a Participant shall not be considered to have terminated Employment or service with the Corporation for purposes of this Plan unless the Participant would be considered to have incurred a Separation from Service from the Corporation. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid additional taxation and/or penalties or interest under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan (or any other plan or agreement of the Corporation) during the six (6) month period immediately following the Specified Employee’s Separation from Service shall instead be paid on the first business day after the date that is six (6) months following the Specified Employee’s Separation from Service, except to the extent that earlier payment would not result in such Participant’s incurring additional taxation and or penalties or interest under Section 409A of the Code. If a Grant includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the United States Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment and if a Grant includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the United States Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Grant. The Plan and any Grant Agreements issued thereunder may be amended in any respect deemed by the Board to be necessary in order to preserve compliance with Section 409A of the Code. The Corporation makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.
Section 16(b) of the Exchange Act
The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of any committee of the Board to which the Board has delegated the authority to administer the Plan shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by such committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).